Exhibit 99.1

1-800-FLOWERS.COM® Reports Fiscal 2011 First Quarter Revenue From Continuing Operations of $104.5 Million and EPS of ($0.08), Compared with Revenue of $108.3 Million and EPS of ($0.09) in the Prior Year Period

  Gross Profit Margin from continuing operations for the quarter improved 130 basis points to 41.7 percent.
  Operating expenses from continuing operations (excluding depreciation and amortization) for the quarter were essentially unchanged at $46.7 million compared with $46.6 million in the prior year period.
  EBITDA* loss from continuing operations for the quarter was $3.1 million, compared with a loss of $2.8 million in the prior year period. (*Earnings from continuing operations Before Interest, Taxes, Depreciation and Amortization. A reconciliation of net loss from continuing operations to EBITDA is included as part of the attached tables.)

CARLE PLACE, N.Y.--(BUSINESS WIRE)--October 21, 2010--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), the world’s leading florist and gift shop, today reported revenues from continuing operations of $104.5 million for its fiscal 2011 first quarter ended September 26, 2010, compared with revenues from continuing operations of $108.3 million in the prior year period. The Company said the decline in year-over-year revenue primarily reflected lower demand in the Company’s consumer floral business as well as the loss of revenues associated with a third-party marketing program which was discontinued in December, 2009. This was partially offset by sales growth in the Company’s BloomNet wire service business and ecommerce sales within its Gourmet Food and Gift Baskets category. The Company noted that the fiscal first quarter is typically its lowest in terms of revenue due to the lack of gifting occasions during the summer months.

Gross profit margin for the quarter improved 130 basis points to 41.7 percent compared with 40.4 percent in the prior year period. This improvement resulted from a combination of factors, including product mix, reduced promotional pricing, manufacturing efficiencies and reduced shipping costs. The Company anticipates continued improvements in gross profit margin throughout fiscal 2011. Operating expenses (excluding depreciation and amortization) during the quarter were $46.7 million, essentially unchanged compared with $46.6 million in the prior year period.

The combination of these factors resulted in an EBITDA loss from continuing operations for the quarter of $3.1 million, compared with a loss of $2.8 million in the prior year period. The increased EBITDA loss from continuing operations includes the impact of approximately $1 million in high-margin revenues associated with a third-party marketing program which was discontinued in December, 2009. Despite this impact, net loss from continuing operations improved to $5.1 million, or ($0.08) per share, compared with a net loss from continuing operations of $5.7 million, or ($0.09) per share, in the prior year period.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, “Revenues in our fiscal 2010 first quarter were in line with our expectations and reflect a combination of factors including:

  soft demand in our consumer floral business which was somewhat offset by stronger performance in our BloomNet wire service and ecommerce sales within our Gourmet Food and Gift Baskets segments, and our decision in December, 2009 to discontinue a third-party marketing program which resulted in a loss of approximately $1 million in revenues compared with our first quarter last year.

“During the quarter we continued to execute on our programs to manage our operating expenses, which were essentially flat compared with the prior year period. We accomplished this while continuing to innovate and invest for the future across a number of initiatives that we believe will help drive growth in the years ahead – including our efforts in franchising, our Celebrations.com brand, our technology initiatives in mobile and social commerce and programs to enhance the floral industry supply chain. In addition, during the fiscal first quarter we achieved improved gross margins through a combination of initiatives including, among others, more efficient use of promotions. We expect to see continued improvements in gross profit margin throughout the fiscal year.”

McCann stated that for the current fiscal second quarter, “We are confident in the plans we have in place to improve the performance in our consumer floral category and to build on the growth we are seeing in our direct-to-consumer channels for gourmet foods and gift baskets. The enhanced new product development efforts in our 1-800-FLOWERS.COM brand are focused on creating truly original floral gifts that excite our customers, provide real value and help us deliver smiles every day. In our 1-800-Baskets.com brand, we are building on the experience we’ve gained since our launch one year ago. We are refining and expanding our product offering and, as a result, we continue to see improvements in gross profit margin and average order value. Importantly, the current fiscal second quarter – which includes the year-end holiday period – is the largest in terms of revenues and profitability for our Gourmet Food and Gift Basket category where we are building a strong position as a category leader. ”

During the fiscal first quarter, the Company attracted 340,000 new customers, of whom 79 percent came to the Company through its online channels. More than 930,000 customers placed orders during the quarter, of which 64 percent were repeat customers. This reflects the Company’s ongoing focus on deepening the relationship with its existing customers as their trusted resource for all of their celebratory occasions.

CATEGORY RESULTS FROM CONTINUING OPERATIONS:

The Company provides selected financial results for its Consumer Floral, BloomNet and Gourmet Foods & Gift Baskets business categories in the tables attached to this release and as follows:

  1-800-FLOWERS.COM Consumer Floral: During the fiscal 2011 first quarter, revenues in this category were $62.6 million compared with $68.0 million in the prior year period. Gross margin for the quarter improved to 38.1 percent compared with 36.9 percent in last year’s fiscal first quarter. During the quarter, the Company made progress in its initiatives to reduce promotional pricing and expects to see the benefits of these efforts, in the form of improved gross profit margins, throughout the remainder of fiscal 2011. Category contribution margin was $5.4 million compared with $7.3 million in the prior year period. The reduction in category contribution was primarily related to lower revenues, including the loss of revenues associated with a third-party marketing program which was discontinued in December, 2009, and increased investments in future growth initiatives, including franchising, the Celebrations.com brand and enhancement to the floral supply chain. (The Company defines Category contribution margin as earnings before interest, taxes, depreciation and amortization and before allocation of corporate overhead expenses.)
  BloomNet Wire Service: Revenues were $15.0 million compared with $13.8 million in the prior year period, primarily reflecting increased wholesale product orders from florists, including the Company’s new exclusive line of Yankee Candle products. Gross margin was 56.6 percent, compared with 58.2 percent in the prior year period, primarily reflecting product mix. Category contribution margin was $4.3 million compared with $4.1 million in the prior year period.
  Gourmet Food and Gift Baskets: Revenues were $26.9 million, compared with $26.7 million, primarily reflecting increased ecommerce orders across the category somewhat offset by lower wholesale orders and lower retail store sales due to unseasonably hot weather that impacted Fannie May store traffic in July and August. Gross margin increased 220 basis points to 41.6 percent compared with 39.4 percent, primarily reflecting a combination of product mix, manufacturing efficiencies and reduced shipping costs achieved through the Company’s sourcing initiatives. Category contribution margin was a loss of $2.1 million compared with a loss of $2.9 million in the prior year period.

Company Guidance:

The Company does not provide specific guidance for revenues, EPS, EBITDA and free cash flow. In terms of its outlook for fiscal 2011, the Company does not anticipate significant improvements in consumer demand for discretionary purchases and therefore expects continued challenges to top line growth in its consumer floral business somewhat offset by revenue growth in the ecommerce channels for its Gourmet Food and Gift Baskets brands.

During fiscal 2011, the Company plans to:

  Continue its programs to enhance operating efficiencies by leveraging its business platform;
  Improve its gross profit margins through a number of initiatives, including reduced promotional activity and enhanced manufacturing operations, and
  Continue to invest and innovate for the future, including expanding its fast growing social and mobile commerce initiatives, growing its new 1-800-BASKETS.COM business and expanding its franchising initiatives.

Definitions:

EBITDA: Net income (loss) before interest, taxes, depreciation and amortization. The Company presents EBITDA and adjusted financial information (Adjusted Net (Loss) Income from continuing operations, Adjusted EPS from continuing operations, Adjusted EBITDA from continuing operations, and Adjusted EPS – collectively “adjusted financial information”) because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of similarly situated companies. The Company also uses EBITDA and adjusted financial information as one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA and adjusted financial information to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and adjusted financial information is also used by the Company to evaluate and price potential acquisition candidates. EBITDA and adjusted financial information have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations of EBITDA are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and adjusted financial information should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

About The Company

1-800-FLOWERS.COM, Inc. is the world’s leading florist and gift shop. For more than 30 years, 1-800-FLOWERS® (1-800-356-9377 or www.1800flowers.com) has been helping deliver smiles for our customers with gifts for every occasion, including fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, candles, balloons and plush stuffed animals. As always, our 100% Smile Guarantee backs every gift. 1-800-FLOWERS.COM’s Mobile Flower & Gift Center was named winner of the RIS (Retail Info Systems) 2010 Mobile App of the Year Award in the “Best Shopping” category. 1-800-FLOWERS.COM was also rated number one vs. competitors for customer satisfaction by STELLAService. The Company’s BloomNet® international floral wire service (www.mybloomnet.net) provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably. The 1-800-FLOWERS.COM, Inc. “Gift Shop” also includes gourmet gifts such as popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl’s® (1-800-443-8124 or www.cheryls.com); premium chocolates and confections from Fannie May® confections brands (www.fanniemay.com and www.harrylondon.com); gift baskets and towers from 1-800-BASKETS.COM® (www.1800baskets.com); and wine gifts from Winetasting.com® (www.winetasting.com). The Company’s Celebrations® brand (www.celebrations.com) is a new premier online destination for fabulous party ideas and planning tips. 1-800-FLOWERS.COM, Inc. is involved in a broad range of corporate social responsibility initiatives including continuous expansion and enhancement of its environmentally-friendly “green” programs as well as various philanthropic and charitable efforts. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company’s expectations for revenue growth in the ecommerce channels for its Gourmet Food and Gift Baskets category and improved gross margins in fiscal 2011. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, among others: the Company’s ability to achieve its profitability growth guidance for fiscal year 2010, its ability to improve its operating expense ratio and enhance its profit margins; its ability to manage the increased seasonality of its businesses; its ability to effectively integrate and grow its acquired companies; its ability to cost effectively acquire and retain customers; its ability to effectively manage working capital requirements and capital expenditures; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to cost efficiently manage inventories; its ability to leverage its operating infrastructure; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. The Company expressly disclaims any intent or obligation to update any of the forward-looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Thursday, October 21, 2010 at 11:00 a.m. (EDT). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowers.com A recording of the call will be posted on the Investor Relations section of the Company’s web site within 2 hours of the call’s completion. A replay of the call can be accessed via telephone for one week beginning at 2:00 p.m. (EDT) on 10/21/09 at: 1-888-203-1112 (domestic) or 1-719-457-0820 (international). Enter replay pass code #: 17938389.

[Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.]

1-800-FLOWERS.COM, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	September 26, 2010	June 27, 2010
	(unaudited)
Assets
Current assets:
Cash and equivalents	$9,056	$27,843
Receivables, net	22,058	13,943
Inventories	70,990	45,121
Deferred tax assets	9,391	5,109
Prepaid and other	8,356	5,662
Total current assets	119,851	97,678

Property, plant and equipment, net	49,248	51,324
Goodwill	41,211	41,211
Other intangibles, net	40,444	41,042
Deferred tax assets	19,308	19,265
Other assets	5,525	5,566
Total assets	$275,587	$256,086

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$57,289	$59,914
Current maturities of long-term debt and obligations under capital leases	45,563	14,801
Total current liabilities	102,852	74,715

Long-term debt and obligations under capital leases	41,465	45,707
Other liabilities	3,096	3,038
Total liabilities	147,413	123,460
Total stockholders’ equity	128,174	132,626
Total liabilities and stockholders’ equity	$275,587	$256,086

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Operations
(In thousands, except for per share data)
(unaudited)

	Three Months Ended
	September 26, 2010	September 27, 2009

Net revenues:
E-commerce (combined online and telephonic)	$71,213	$74,840
Other	33,308	33,476
Total net revenues	$104,521	$108,316
Cost of revenues	60,940	64,562
Gross profit	$43,581	$43,754
Operating expenses:
Marketing and sales	29,918	29,476
Technology and development	4,881	4,556
General and administrative	11,880	12,534
Depreciation and amortization	5,135	4,946
Total operating expenses	51,814	51,512
Operating loss	(8,233)	(7,758)
Other income (expense):
Interest income	29	14
Interest expense	(1,199)	(1,546)
Other	1	2
Total other income (expense), net	(1,169)	(1,530)
Loss from continuing operations before income taxes	(9,402)	(9,288)
Income tax benefit from continuing operations	4,278	3,622
Loss from continuing operations	(5,124)	(5,666)
Loss from discontinued operations	-	(2,638)
Income tax benefit from discontinued operations	-	1,029
Loss from discontinued operations	-	(1,609)
Net loss	($5,124)	($7,275)
Basic and diluted net loss per common share
From continuing operations	($0.08)	($0.09)
From discontinued operations	-	($0.03)
Net loss per common share	($0.08)	($0.11)

Weighted average shares used in the calculation of basic and diluted net loss per common share	63,894	63,472

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Quarters Ended
	September 26, 2010	September 27, 2009

Operating activities
Net loss	($5,124)	($7,275)
Reconciliation of net loss to net cash used in operating activities:
Loss from discontinued operations	-	(1,695)
Depreciation and amortization	5,135	4,861
Amortization of deferred financing costs	120	85
Deferred income taxes	(4,282)	(360)
Stock based compensation	655	1,053
Bad debt expense	458	309
Other	-	84
Changes in operating items, excluding the effects of acquisitions
Receivables	(8,573)	(9,528)
Inventories	(25,869)	(28,617)
Prepaid and other	(2,694)	(1,675)
Accounts payable and accrued expenses	(2,625)	(4,290)
Other assets	(109)	(86)
Other liabilities	32	(2)
Net cash used in operating activities	(42,876)	(47,136)
Investing activities
Acquisitions, net of cash acquired	-	-
Capital expenditures	(2,450)	(2,283)
Purchase of investment	-	(598)
Other, net	36	39
Investing activities of discontinued operations	-	(35)
Net cash used in investing activities	(2,414)	(2,877)
Financing activities
Proceeds from bank borrowings	30,000	29,000
Repayment of notes payable and bank borrowings	(3,000)	(5,087)
Debt issuance cost	(17)	-
Repayment of capital lease obligations	(480)	(485)
Net cash provided by financing activities	26,503	23,428
Net change in cash and equivalents	(18,787)	(26,585)
Cash and equivalents:
Beginning of period	27,843	29,562
End of period	$9,056	$2,977

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Category Information
(in thousands)
(unaudited)

	Three Months Ended
	September 26,	September 27,
	2010	2009	% Change
Net revenues from continuing operations:
1-800-Flowers.com Consumer Floral	$62,603	$68,034	(8.0%)
BloomNet Wire Service	14,959	13,785	8.5%
Gourmet Food & Gift Baskets	26,909	26,707	0.8%
Corporate (*)	215	126	70.6%
Intercompany eliminations	(165)	(336)	(50.9%)
Total net revenues from continuing operations	$104,521	$108,316	(3.5%)

	Three Months Ended
	September 26,	September 27,
	2010	2009	% Change
Gross profit from continuing operations:
1-800-Flowers.com Consumer Floral	$23,839	$25,121	(5.1%)
	38.1%	36.9%
BloomNet Wire Service	8,463	8,022	5.5%
	56.6%	58.2%
Gourmet Food & Gift Baskets	11,204	10,517	6.5%
	41.6%	39.4%
Corporate (*)	75	94	(20.2%)
	34.9%	74.6%
Intercompany eliminations	-	-
Total gross profit from continuing operations	$43,581	$43,754	(0.4%)
	41.7%	40.4%

	Three Months Ended
	September 26,	September 27,
	2010	2009	% Change
Category contribution margin from continuing operations:
1-800-Flowers.com Consumer Floral	$5,353	$7,344	(27.1%)
BloomNet Wire Service	4,299	4,105	4.7%
Gourmet Food & Gift Baskets	(2,074)	(2,881)	(28.0%)
Category contribution margin subtotal	$7,578	$8,568	(11.6%)
Corporate (*)	(10,676)	(11,380)	6.2%
EBITDA from continuing operations	($3,098)	($2,812)	(10.2%)

	Three Months Ended
	September 26,	September 27,
	2010	2009	% Change
Discontinued operations:
Net revenues from discontinued operations	-	$17,354	-
Gross profit from discontinued operations	-	7,548	-
Contribution margin from discontinued operations	-	(2,119)	-

(*) Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, and Executive and Customer Service Center functions, as well as Share-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific category.

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Appendix A – Non-GAAP Reconciliations
(In thousands)
(unaudited)

Reconciliation of Net Loss from Continuing Operations to EBITDA from Continuing Operations:

	Three Months Ended
	September 26, 2010	September 27, 2009

Net loss from continuing operations	($5,124)	($5,666)
Add:
Interest expense	1,199	1,546
Depreciation and amortization	5,135	4,946
Less:
Income tax benefit	4,278	3,622
Interest income	29	14
Other income (expense)	1	2
EBITDA from continuing operations	($3,098)	($2,812)

CONTACT:
1-800-FLOWERS.COM, Inc.
Investor Contact:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media Contact:
Yanique Woodall, 516-237-6028
ywoodall@1800flowers.com